Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q2 2016 Big Lots Inc Earnings Call EVENT DATE/TIME: AUGUST 26, 2016 / 12:00PM GMT

OVERVIEW:
BIG reported 2Q16 net sales from continuing operations of $1.203b and adjusted non-GAAP income from continuing operations of $23.4m or $0.52 per diluted share. Expects 2016 adjusted non-GAAP diluted EPS from continuing operations to be $3.45-3.55, 3Q16 continuing operations to be in range of an adjusted non-GAAP loss of $0.04 per share to adjusted non-GAAP income of $0.01 per diluted share, and 4Q16 adjusted non-GAAP diluted EPS from continuing operations to be $2.18-2.23.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots Inc. - VP of IR
David Campisi Big Lots Inc. - President and CEO
Tim Johnson Big Lots Inc. - EVP, CAO and CFO

CONFERENCE CALL PARTICIPANTS
Peter Keith Piper Jaffray & Co. - Analyst
Brian Nagel Oppenheimer & Co. - Analyst
Alvin Concepcion Citigroup - Analyst
Patrick McKeever MKM Partners - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
David Mann Johnson Rice & Company - Analyst
Joe Feldman Telsey Advisory Group - Analyst
Matthew Boss JPMorgan - Analyst
Paul Trussell Deutsche Bank - Analyst
Jeff Stein Northcoast Research - Analyst
Laura Champine ROE Equity Research - Analyst
Shaun Cross Barclays Capital - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2016 teleconference. This call is being recorded. (Operator Instructions). At this time I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andy Regrut - Big Lots Inc. - VP of IR

Thanks, Matt, and good morning everyone. Thank you for joining us for our second quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executor Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, a couple of housekeeping items. First, I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results from continuing operations. For the second quarter of fiscal 2016, this excludes an after-tax expense of $646,000 or $0.01 per diluted share associated with legacy pension plans which have been terminated. Once again this quarter the Q2 expense is not material. However, as previously disclosed, we expect this process to take multiple quarters and result in an after-tax expense of approximately $15 million in total, with the majority of the expense occurring in Q4 2016 or fiscal 2017. Our future results and guidance will also be presented on a non-GAAP basis to be consistent in isolating pension costs. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

Second, on our last call we mentioned a possible investor/analyst conference in the fall. We are moving our event to 2017. As we worked through the SPP for the next three years, it became clear additional time would be necessary to further evolve our thinking around branding and Jennifer's shopping experience. I will pass along additional details including a save-the-date email as they become available. But for now think 2017 instead of fall 2016.

This morning David will start the call with a few opening comments. TJ will review the financial highlights from the quarter and the outlook for fiscal 2016 and David will complete our prepared remarks before taking your questions.

With that I will now turn the call over to David.

David Campisi - Big Lots Inc. - President and CEO

Thanks, Andy, and good morning, everyone. Amidst what continues to be a choppy retail environment, I am pleased we were able to deliver on our financial commitments and achieve our 10th consecutive quarter of positive comps. We managed the business well, margins were strong, inventories are current and fresh for the fall season and our adjusted earnings per share were at record levels in Q2.

From a merchandising perspective, our Ownable and Winnable categories produced the best sales results.

Furniture was once again the top performer in Q2, up high single digits as Upholstery, Mattresses and Case Goods comped the comp. Congratulations to Martha, Robert and the Furniture team for another very strong quarter.

We completed our expansion of "The Bigger, Better Furniture Department" in May adding selling square footage to this Ownable category. This was a significant milestone for the Company as we were able to enhance our merchandise assortment and improve the presentation with accent pieces and lifestyle photography all with the single goal of improving the overall shopping experience for Jennifer.

Soft Home was up mid-single digits with strength in Fashion Bedding, Decorative Textiles and Area Rugs. Good job by Martha, Kevin and the team as they continue to comp the comp.

Our merchandise assortments are benefiting from the disciplines of QBFV, or quality, brand, fashion and value, and the team has begun to focus on increasing the attachment rate of Soft Home to Furniture. Hopefully you have noticed an increased amount of cross merchandising in our Soft Home and Furniture areas. We know from our customer research Jennifer looks to us for confidence in putting together looks and matching styles and colors; again, another way we can improve her overall shopping experience in our stores.

Next is Seasonal, a key Ownable business for Big Lots. Our Seasonal assortment was very good early this season as Michelle, Steve and their team did an excellent job of elevating the quality and delivering trend-right product this spring. In fact, the single biggest challenge we had was selling out too early and at full ticket, a great problem to have.

For Q2 as expected, Seasonal comps were flat to slightly down as Lawn and Garden and Summer inventory levels were below plan in key classifications for most of June and July. Also in seasonal, our performance in Toys was better than plan. Our inventory productivity was up significantly on less space in Q2 and the spring season, a potential good sign as we head into fall.

Food and Consumables were each down slightly for the quarter, not at all where we want to be or believe we should be. A portion of the decline is timing of closeouts particularly in Consumables, but frankly we have to look at ourselves first and control what we can control. We can control content and value.

We made several important people changes particularly in Food, and I am confident that Michelle, Debbie, Megan and their team will improve our merchandise content and sales trends throughout the fall season.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

Rounding out the rest of the store, both our Electronics and Hard Home businesses were off to last year which is to be expected given the amount of space they have given up over the past two years to increase our Furniture and Soft Home businesses. Debbie, Bob and their teams have embraced One Team One Goal and edited their assortments by 20% to 30% resulting in improved inventory productivity and turnover.

Moving on to marketing and our online initiatives, Q2 reflects our first full quarter of sales activity from eCommerce. Congratulations to Andy, Stew, Carlos and the entire team on this start-up. It is very early in our evolution, and we are still crawling. Online assortments have been gradually expanding up from the initial 3,000 SKUs to approximately 3,500 today as we deliver new seasonal products and prepare for the holiday.

We have learned a great deal about what Jennifer likes and does not like. She loves our Ownable businesses online but is not as interested in our convenience businesses. She looks for value and savings whether it's temporary promos or clearance. Shipping costs and promotions are important to her particularly on some of our larger bulkier products. And while it is early, our Jennifers who shop both in-store and online have been much more active than one who is exclusively a brick-and-mortar customer. Still early, still learning and looking forward to understanding our first holiday online as a Company.

I am pleased our in-store presentations continue to improve. Our presentation team has been working cross functionally with the Store Operations, store organization and the BPARM teams to help Jennifer see a vision in decorating. Lifestyle photography featuring all Big Lots product and color-coordinated ensembles have been added as artwork to our stores to show Jennifer solutions from multiple merchandise categories. Many furniture vignettes incorporating upholstery items, occasional tables, area rugs and decorative pillows are now in store and are showcasing our harmonized assortments similar to mannequins in a clothing store.

From a stores perspective, Mike, Nick and the team were instrumental in completing "The Bigger, Better Furniture Department." They literally were responsible for the heavy lifting, and I appreciate their support and dedication. They've also continued their intense focus on leveraging the tools of the Store Revolution with new insights from automated labor scheduling and Dock to Stock.

Our mobile dashboard will be in all stores before the holidays with each store team leader monitoring performance through a robust interactive app on an iPad. Our stores and field organization have a powerful tool to "inspect what they expect".

Also during the quarter, Paul led a cross-functional effort working with Nick and the team to complete the rollout of our private-label credit card. We now have two financing options for Jennifer as she looks to big-ticket purchases in our Ownable and Winnable categories. We remain encouraged by our results with both Easy Leasing in its third year and with the early response to our private-label credit card.

I'm only touching the surface on all the good work being executed by the team but hopefully you get the feel for just how much was accomplished during Q2 to better position us for the holiday and the future.

With that, I will turn the call over to TJ for some additional color on the numbers.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Thanks, David, and good morning everyone. Net sales from continuing operations for the second quarter of fiscal 2016 were $1.203 billion, a slight decrease from the $1.21 billion we reported last year as our comparable store sales increase was offset by a slightly lower store count year-over-year.

Comparable store sales for stores opened at least 15 months plus eCommerce sales increased 0.3% which is in line with our guidance of flattish to plus 2% and represents the third year in a row of a compounded comp in Q2. As we communicated on our last call, we knew Q2 would be softer than Q1 from a comp perspective given the excellent sellthrough of Seasonal in early spring, meaning lower-than-planned inventories available in Q2. We are very clear where our upside sales opportunities are for Q2 of next year.

Adjusted income from continuing operations for the second quarter was $23.4 million or $0.52 per diluted share which compares to our guidance of $0.42 to $0.47 per diluted share. This record result represents a 27% increase over last year's adjusted income from continuing operations of $21.1 million or $0.41 per diluted share.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

As a reminder, this year's results include two new significant costs, PSUs and eCommerce, the net impact of which was approximately $0.10 to the quarter. So apples-to-apples, EPS from our core retail operations was approximately $0.62 against $0.41, a 50% increase, once again demonstrating the earnings potential of our model.

The gross margin rate in Q2 was 40.4%, a 110 basis point improvement over last year's Q2 rate. I'm quite pleased with our gross margin improvement which resulted from several different factors.

First, our strong sellthrough of Seasonal product resulting in a lower markdown rate and gave us significant promotional flexibility during the quarter. Second, our merchants continued to improve the QBFV of our assortments while also improving cost and IMU. And third, Carlos and the global logistics team have improved our overall cost of transportation and worked with our supplier partners in a challenged to environment to improve our shipping rates, productivity, and overall timeliness of deliveries.

Total adjusted expense dollars were $446 million and the adjusted expense rate of 37.1% was approximately 70 basis points higher than last year. No big surprise here. Our overall expense dollars did flex below plan as comps were closer to the lower end of guidance. I think it's critical to understand that excluding the two new P&L items, eCommerce and PSUs, the expense rate was only slightly above last year on a plus 0.3% comp with slight deleverage resulting from incremental severance and legal settlement related costs. So very good expense performance for the quarter.

Interest expense was $1.5 million compared to $1 million last year, and this year's adjusted effective income tax rate was 38.7% compared to 36.9% a year ago.

Moving onto the balance sheet, inventory ended the second quarter of fiscal 2016 at $809 million compared to $821 million last year, a 1.5% reduction as inventory levels per store were essentially flat combined with a lower overall store count year-over-year. During Q2, we closed four stores and opened one leaving us with 1,445 stores and total selling square footage of 31.7 million.

Capital expenditures for second quarter of 2016 were $26.4 million compared to $37.3 million last year and depreciation expense was $30.8 million, a decrease of approximately $200,000 to last year. Our CapEx decrease was planned and is the result of higher activity last year in the form of our point-of-sale refresh, completion of the cooler/freezer rollout and investments we were making to develop our eCommerce site. As a reminder, we completed our 2016 share repurchase program in the month of May. In total, we invested $250 million to repurchase 5.6 million shares or approximately 11% of the outstanding float at an average price of $44.72, or approximately 15% below our closing price yesterday.

And as announced in a separate press release earlier today, on August 25, 2016, our Board of Directors declared a quarterly cash dividend of $0.21 per common share. This dividend payment of approximately $9 million is payable on September 23, 2016 to shareholders of record as of the close of business on September 9, 2016. The combination of share repurchase activity and our quarterly dividend payments represented approximately $270 million returned to shareholders during the first half of 2016.

We ended the quarter with $58 million of cash and cash equivalents and $258 million of borrowings under our credit facility. This compared to $57 million of cash and cash equivalents and $223 million of borrowings under our credit facility last year. Our increase in debt year-over-year is directly attributed to higher levels of share repurchase activity this year.

Turning to forward guidance, for Q3 we expect results from continuing operations to be in the range of an adjusted loss of $0.04 per share to adjusted income of $0.01 per diluted share. Our guidance assumes an 11th consecutive quarter of positive comps in the range of flattish to an increase of 2% which is on top of a 2.6% increase for the same period last year.

The gross margin rate for third quarter is expected to be higher than last year and expenses as a percent of sales are also expected to be higher than last year.

For Q4, we are forecasting adjusted income from continuing operations to be in the range of $2.18 to $2.23 per diluted share, an 8% to 11% increase compared to last year's income from continuing operations of $2.01 per diluted share. This guidance is based on comparable store sales in the range of flattish to plus 2%.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

The gross margin rate for the fourth quarter is expected to be slightly higher and adjusted expenses as a percent of sales are also expected to be slightly higher than last year.

To reiterate, the adjusted expense rate in both Q3 and Q4 will continue to be impacted by our two new P&L items, eCommerce and PSUs. Excluding those items, we would expect to leverage expenses on our core retail operations on a slightly positive comp.

In terms of our outlook for the full year, we have increased our estimate for adjusted income from continuing operations to be in the range of $3.45 to $3.55 per diluted share, compared to prior guidance of $3.35 to $3.50 per diluted share. The increase is reflective of our better-than-expected Q2 results and the Q3 and Q4 estimates we are introducing today. This level of earnings would represent a 15% to 18% increase in EPS compared to $3.01 per diluted share last year.

The annual guidance is based on a comparable store sales increase in the 1% to 2% range and total sales up slightly to last year as comps will be partially offset by a lower store count. We estimate this financial performance will result in cash flow of approximately $210 million.

So with that I will turn the call back over to David.

David Campisi - Big Lots Inc. - President and CEO

Thanks, TJ. Before we open the lines for questions, I want to share a few thoughts in closing.

Q2 was a solid quarter for our team. Despite a difficult retail environment, we delivered on our financial commitments and did what we said we were going to do. It was just three short years ago when on this same August call we introduced you to Jennifer and began to talk about our SPP and how we were going to refocus and reposition Big Lots for the future. There were some who were skeptical, both investors and some of our own team, but I believe we have remained steadfast and consistent in our approach and execution of the strategy over the last three years. In all three pillars of our strategy, Jennifer, our Associates, and you, our Shareholders, appear to be recognizing and rewarding us for our efforts. Q2 is just another example of what I am referring to.

From Jennifer's perspective, she continued to reward us for our efforts in our Ownable, Winnable categories of Furniture, Soft Home and Seasonal. She showed us other areas where we need to improve. She has responded very well to early fall assortments in Furniture and Soft Home for Back to Campus, First Apartment, and she loves what the team has offered in our early fall seasonal, particularly in Halloween and when she sees the beautiful Christmas trim. And how well Lisa, Michelle and Martha worked it in with our Soft Home business, I am confident she will reward us at the register and hopefully tell all her friends about the new Big Lots.

From an associate's perspective, for the third consecutive year, we recently completed our culture assessment survey of our associates to measure our progress and learn new ways to improve our Company and our culture. The team's participation and engagement on the survey was off the charts again this year, topping last year's record response and well above retail norms. Our engagement scores continue to rise as a Company, and we believe our Company's culture has never been stronger.

I truly appreciate the candor and transparency from the team. Their honest and direct feedback allows our leadership team to improve the Company with the goal of making Big Lots an employer of choice.

And I also want to give a shout out to the Big Lots Foundation. We launched the Foundation last year with the goal of strengthening the Company's philanthropic initiatives and making a difference in the communities where we operate. The progress to date has been wildly successful by any measure and far exceeded my expectations both in terms of dollars raised and volunteer hours from our team of associates. Great work and we are only just getting started. More great things to come soon.

And the last pillar, our shareholders, we have become a more consistent predictable business. We have delivered upon our financial guidance each and every quarter. We have returned excess cash to you through our dividend program and our share repurchase efforts which we believe add

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

value, and in turn for our long-term shareholders, we believe we have provided very good financial returns for you over the last three years. We appreciate your support and patience that we've made and will continue to make the structural changes necessary to be relevant over the long-term.

As we enter the fall and holiday selling season, it always comes down to one thing, execution, which is all about our people. We have worked very hard to create an environment at Big that attracts, engages and develops the best and brightest talent in the industry. We are One Team with One Goal and I want to thank our associates in the stores, the field organization, our distribution centers and here in Columbus, the general office for dedication, passion and focus to continue to deliver strong results.

It's not business as usual at Big Lots and I've never been more proud of our team of over 35,000 associates across the country.

And with that, I will turn the call back over to Andy.

Andy Regrut - Big Lots Inc. - VP of IR

Thanks, David. Matt, will you please open the lines for questions at this time.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Peter Keith, Piper Jaffray.

Peter Keith - Piper Jaffray & Co. - Analyst

You had mentioned at the beginning of the script a choppy retail environment and that's certainly a characterization we've heard throughout this retail earnings season. But I was wondering if you could address the competitive environment and if you are starting to see any different competitive behavior across your various categories?

David Campisi - Big Lots Inc. - President and CEO

Thanks, Peter. It's David. It's a good question. We talk about the competitive set all the time. In fact, we spent -- Lisa covered that yesterday in our Board meeting, and I always talk about share of wallet and in a discount space obviously we compete with everybody whether it's the big guys or the dollar stores. So we haven't really seen anything that's irrational out there from a pricing point of view. And as you guys know, food is not 50% of our business like many of our competitors, so we don't have as much of an impact when you talk about food deflation and so on.

So we pay attention. We spend a lot of time in our competitor stores heavily focused primarily on -- when you look at our food business, we obviously have a differentiation there on pricing because of the closeout piece of that business as well as consumables. But when it comes to our Ownable, Winnable categories, a lot of those categories we have to go into a different space, regional, local type of furniture stores and so we pay a lot of attention and we are aware of it. But I wouldn't say we've seen anything that we would be concerned about.

Peter Keith - Piper Jaffray & Co. - Analyst

Okay. Thank you very much. Good luck going forward.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

Operator

Brian Nagel, Oppenheimer.

Brian Nagel - Oppenheimer & Co. - Analyst

Nice quarter. My question, it's relatively simple. We talk a lot about seasonal sales and including you talked about it on this call and last call. So can we better quantify the impact, the seasonal shift from -- I guess the best way to say it how much sales, what share of sales were maybe caught early in Q1 that impacted Q2 so we can get a better idea of the underlying run rate of the business? Thanks.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Sure Brian. This is TJ. I guess a point of clarification, we actually see this as an opportunity next year. It's not something that we did internally to shift the calendar or move sales between quarters. We had the luxury of Jennifer really, really liked what we had to offer in first quarter and we sold through quicker than we would have anticipated and at full ticket. So Michelle, Steve and their teams did an excellent job, and we are really encouraged about the opportunity going into next spring season.

If you are looking at trying to quantify it, I guess maybe the easiest way for you to think about it would be we posted roughly a 6% comp in first quarter of this year. I think we said in our prepared remarks seasonal sales were flat to slightly down in the quarter here in second quarter. Seasonal is roughly 15% of our business, maybe slightly higher in the first quarter and spring season, so if you just try to extrapolate that on the total company you come up with roughly a point of comp, if not a little bit more. That's the best you are going to be able to do, Brian.

I think from our perspective though, we are very encouraged not only about what happened in first quarter and the margin upside it gave us in the second quarter, but as we look at the fall season and some of those same disciplines that the teams have implemented around QBFV have us really excited about the early Halloween selling. Again, Halloween is a small business for us but it's another data point and we are confident after walking the POG studio with the teams and we had our regional teams in recently, they are really excited about the trim business in the back half of the year, Christmas trim, and how cohesive it is with the rest of the store and with Soft Home.

So hopefully that helps answer your question, Brian, from a numbers standpoint. But I think it's as important to understand it's part of the process that we use and hopefully we are just continuing on into the fall season and the spring opportunities next year.

Brian Nagel - Oppenheimer & Co. - Analyst

That's very helpful. Thank you.

Operator

Alvin Concepcion, Citi Research.

Alvin Concepcion - Citigroup - Analyst

Just a question on furniture. Very good comps there and clearly a positive stand out. So just wanted to dive into that a little bit. I'm wondering how much the footprint expansion helped comps at all and also if there was much of a benefit from the private-label credit card or increased penetration in Easy Leasing?

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

David Campisi - Big Lots Inc. - President and CEO

It's a good question and somewhat hard to quantify as far as the expansion of footage. But I would tell you that all three of those pieces along with incredible improvement in product offerings and also the effort by the stores -- both in the stores and the merchants to create this new environment that showcases vignettes with area rugs. It's the first time in the Company's history we've actually merchandised that way. And to be real specific, when we merchandised literally this one particular area rug that's $159 and our usually average ticket on area rugs is like $40. So that area rug at $159 has become our number one best-selling rug in the Company ever since we put that on the floor and displayed it with our furniture. So we are seeing some real fantastic behavior by Jennifer, and we think that those incremental purchases where she's buying a sofa and then she's putting an item like that in the basket at that literally 4 times what our normal ticket is has really made a significant improvement and is also helping Soft Home area.

But back to your question on Easy Leasing. We continue to grow that part of the business in Furniture and then it's very early on the private-label credit card, but without a doubt that is adding to the improved comp store sales.

And again I would throw one other thing out there. We've worked very hard as a Company and continue to work very hard at training and developing our Furniture team leads and it's paying off in dividends.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Alvin, it's TJ. Just a couple additional data points for fun because they are really, really good. Furniture comps for the quarter, I think we mentioned in our prepared comments, were up high single digits. They were up 7% for the quarter with the two key categories of Upholstery and Mattresses, and I say key only because they are higher volume, were actually up higher than 7%. So that's a really good sign for us as we move into the back half of the year.

The second thing I would tell you is the 7% is on top of a 9% last year and on top of an 8% in the prior year and on top of a 3% in the prior year. So that's really multiple years worth of compounded growth within the Furniture area. And there's just so much activity going on there through the KRA process that Martha leads for the team that it is difficult to bifurcate how much each one of those initiatives are providing to us.

I am encouraged by the Big Lots Credit Card program from the perspective of that was a very controlled test and we had very specific goals by store and expectations by store. And in the early results we are actually exceeding our expectations from an application standpoint and from a dollar penetration standpoint. So again another good data point for us as we look at the fall season.

And the last thing I would say is just to expand on David's comments, I know there's a little bit of trepidation in terms of are we continuing to grow the Easy Leasing program. The answer is we are absolutely growing the Easy Leasing program with Progressive. They've been a great partner. They continue to invest in our business. We are continuing to test new ways of trying to increase the number of places or points as they call them that Jennifer can apply to make it easier at point of checkout.

And so really all cylinders are working at this point in trying to grow this Ownable category. Clearly it's a differentiator for us and especially in a time where, as David mentioned, there is a little bit of choppiness out there in the food in consumables world at other retailers and certainly us being more differentiated from a product assortment than a dollar store or a big-box retailer certainly was a big, big benefit for us in the second quarter, and we expect that will continue through the fall season.

Alvin Concepcion - Citigroup - Analyst

Great. Thank you for the great color.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

So on the topic of the day at least yesterday, the cutbacks in food stamp programs in 20 states and the impact that that had at least on one of the dollar stores. That's an area that is fairly new still to Big Lots -- SNAP. So I was wondering if you saw any change there in those states that did have the cutbacks relative to the rest of your store base and if you think that played into the weaker performance in food and consumables in the quarter?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

I will start and I'm sure David has a strong point of view here too. I think, again, big, big picture, for us as you mentioned SNAP and EBT and coolers are still relatively new. Even though we've now anniversaried that program, it is still a small part of our business, somewhat of a defensive move to try to encourage traffic but still very, very small relative to our overall total.

So from our perspective, again, being more differentiated than some of the other retailers you mentioned and having a focus on our Ownable and Winnable categories that are working particularly in the discretionary categories of Furniture, Soft Home and Seasonal, clearly differentiate us from those you just mentioned. And hopefully we will start at some point to help investors and others understand that we really are not a dollar store. We sell some similar product but it's a much smaller penetration for us. So we are not seeing the same kind of impact from reductions like that that you mentioned.

I would suggest something slightly different, that if we are seeing any kind of variation in performance by region or by state it is likely more due to their inventory position on Seasonal and how sold through they are or are not and some of the weather conditions that they might have had early or even recently with some of the unfortunate situations down in the southeast with rain and etc. So much different conversation at Big Lots than probably what you heard yesterday.

David Campisi - Big Lots Inc. - President and CEO

Patrick, the only comment I would have for you on that is, in keeping with full transparency as we do at Big Lots is, I would say the small decrease in Food, it was all about execution and when I say execution, not our stores, but self-inflicted decisions that were being made from a merchandising point of view. And that's why we course corrected and made some big, bold changes over there and with people. And I can take you how excited I am. I'm probably more excited today than I've ever been about the changes we made there with people, and we will be back with momentum with positive comps in both Food and Consumables as we move into the back half of the year.

Patrick McKeever - MKM Partners - Analyst

Okay, got it. And then I know there was some concern out there about some of the promotional coupons that were going out toward the end of the quarter -- spend $40, get a certain amount off and so on and so forth. Could you address that and is that what you were referring to, TJ, when you talked about some of the flexibility that you had because of the -- on the promotional front, just because of the strong early sellthrough of seasonal?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Absolutely, Patrick. I appreciate you picking up on that. That was intentional in our prepared comments because one of the -- there's a number of very positives in the quarter but clearly one of the biggest was the opportunity from an inventory perspective since things were so well-managed by Lisa, and Martha, and Michelle, and Craig, and the entire BPARM teams did such a great job of managing inventory particularly in our Seasonal

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

categories, we were actually able to take some early marks on some product from third quarter into second quarter to try to, again, continue to stay fresh. And we were also able to do some things from a promotional standpoint that replaced some of the clearance volume that we might have done last year.

So, again, we are very intentional with what we do with our Buy More, Save More coupons. Jennifer loves them both in-store and online. It supports that big, big Furniture and Seasonal and Soft Home business, and even when you do the math, the markdown rate that we ultimately end up incurring is not a whole lot different than what the Company incurs on a week-to-week, month-to-month basis anyway. It's just a different angle. It's a different way to try to encourage a bigger basket when traffic has been challenged across retail, not just at Big Lots but across retail.

So it's absolutely part of the equation in second quarter. That's why we had the flexibility. Additionally, as we've come into the third quarter, I think there was also a comment about a similar coupon that ran in the month of August. That actually replaced an ad circular from the prior year. So we dropped an ad circular in the month of August because we had confidence that from a response to coupon and promotion in those Ownable, Winnable businesses we didn't have to run the ad that we ran last year that candidly wasn't as successful.

So good for us, good for our stores, good for our distribution centers. They didn't have to focus on getting an ad out in the month of August and allowed them to focus on running their businesses. And all of those things, Patrick, you know from following us for a long long time. We test a lot. We test a lot of different options and running some of these coupon events is something we've tested and she responds sometimes better to that type of a vehicle than an ad so good for us.

Patrick McKeever - MKM Partners - Analyst

Yes. Okay. Good to hear. Thanks very much.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Good morning, guys, and let me add my congratulations as well on a strong first half of the year here. If I could squeeze in two, TJ, I was hoping you could talk a little bit about the outlook for gross margin in the second half of the year. And, David, I was wondering if you could comment a bit more on Food and Consumables and what we should expect to see from a merchandising standpoint that you think gives you more confidence that the category will improve in the second half? Thanks.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Sure, Brad. I will take the first part of the question there. From a gross margin standpoint, again, it starts with inventory management, having good plans upfront and we believe we have those. Those are based on the strategy and the SPP, so all of that hopefully you've gotten comfortable with. There's a lot of good process and governance around that.

And then execution within the quarter, obviously very good performance in some of our markdown sensitive categories. We see no reason why that shouldn't continue into the fall based on early reads. So that gives us the confidence to say that margins will be up in third quarter and slightly up in fourth quarter.

Additionally, we have a good view into product costing. All of our goods from an import standpoint are placed obviously for the back half of the year so we have a good idea where our IMU will land. That's a net positive. And then, we are a large, large importer of product, Brad, as you know.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

Roughly 25% of our business is delivered on an import basis. So Carlos and Mike, and Bob and the team did a great job of negotiating rates in an environment that's still kind of choppy globally.

So we've got a big pencil and that certainly helped, and we've partnered with our supplier partners overseas to make sure that we get good service as well to keep things timely for stores. So I see no reason why those trends shouldn't continue into the back half of the year.

Q2, clearly, we are not forecasting today the kind of 110 basis points of improvement in the back half of the year that we saw in Q2. Obviously that was much, much better than we would have anticipated, but see no reason why the gross margin improvement shouldn't continue into the back half of the year.

David Campisi - Big Lots Inc. - President and CEO

Okay. I guess it's my turn. So, Brad, I will take on the Food and Consumables question. I think you asked me what gives me confidence in the back half of the year on how we are going to get that business back in the positive comp range. Well, first thing I would tell you is, I think I said earlier that our problems in Q2 clearly were not -- really we don't think it was external at all. It was clearly internal, self-inflicted, some real misses that I tried to say on the prepared remarks. Candidly, they were unacceptable and the things that happened won't happen again because we have a team in place now with this reorg that understands how to look at the business in detail. And as I always like to say, "inspect what you expect" and in some of the categories we just literally had some misses.

Along with that, candidly, we had some changes at the buyer level and some folks were doing a lot of work that was probably 2 times amount that they should have been doing, so we've course corrected all of that and they are deep into the details and we think with that, the lack of closeouts -- and some of those closeouts, candidly, were just pure misses on our part. So we've made some big buys in both Food and Consumables that we are excited about as we move into September and we believe with the team in place now, looking at the details, we will also see significant improvement in our NVO assortment and inventory.

So that being said, I'm steadfast on believing this is all about having the right people, and we put that in place and I'm extremely confident in the team with Lisa's leadership and Michelle, that we will get this thing moving in the right direction very quickly, and we are already starting to see some of that just recently.

Patrick McKeever - MKM Partners - Analyst

That's very helpful. Thank you, guys.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice & Company - Analyst

Let me add my congratulations. Question in general on traffic, I guess you've had the counters in place for over a year. So just any comments, initial insights you can have on your traffic trends and what do you think the implications have been for traffic given the trends you've seen in Food and Consumables over the last quarter or two? Thank you.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

I will start. The traffic piece, you are correct, we've got counters in place for over a year now, so we understand where we are from a traffic perspective this year to last year by store, by district, by region across the country, and we also understand where the national traffic trends are. That information

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

is provided to us as well. So we look at it with that lens and understand that in most weeks and months our traffic is down but it's down at a similar rate, if not slightly better or more favorable rate than what we see nationally. So that's our best lens into how is the customer feeling year-over-year and how often are they visiting, which is why we are very focused, as David mentioned earlier, on share of wallet.

I think it would be very difficult for a retailer to stand up and say they are going to buck the traffic trend here in the back half of the year. So we are very focused on share of wallet and that's where the Ownable, Winnable strategy really, really is benefiting the Company.

So again, I will reiterate the Food and Consumable piece that I know got a lot of press yesterday is roughly one-third of our business, not 60% to 65% to 70%, and I know you know that, but for the benefit of those who might not be familiar, it's a much different dynamic, much different assortment, much greater opportunity to really go after share of wallet or a bigger basket if traffic is going to continue to be a challenge broadly.

David Campisi - Big Lots Inc. - President and CEO

I don't have much to add to that other than what TJ just said. I think we all know that the two channels of retail with brick-and-mortar and eCommerce that there's definitely the eCommerce number has more of a trajectory so it definitely is weighing in on traffic to the stores. But what really I said earlier is that what we feel good about is in a very small way but the excitement about our eCommerce and the learnings that we had is when she shops both channels that average, the basket, is significantly higher than when she only shops one channel. So we look at it combining traffic on our website and traffic to the stores and I think you have to look at both of those channels today in retail and understand that because I don't see anybody out there -- I understand one big guy talked about the traffic increases, but overall, you haven't heard very few retailers talking about increased footsteps, and I don't really see that changing, David.

David Mann - Johnson Rice & Company - Analyst

That's very helpful. For a follow-up, a question about your marketing promotional plans into the fourth quarter with the election and all of the television advertising that will come with the election. How should we think about October, November when all of that is going on, that impact on your ability to get customers into your store and how you are going to advertise because I think in the past you've said that that can distort your business.

David Campisi - Big Lots Inc. - President and CEO

I will take the first part of that and I'm sure TJ will want to add some color to it. It's a very good question by the way, David. We certainly have spent numerous hours if not days talking about the back half calendar and what the impact of the election is going to have on the first couple of weeks in November. So to back up to October, we feel good about October. We feel -- we really look at our assortment and what's coming through the door and we are probably more excited about content than we probably have been since I've been here. So we feel like October is a makeable month. We think the first couple of weeks in November are certainly going to be choppy, and we will be up against some TV. But those dollars have been shifted to post-election, and we are confident that we can get the momentum back in the business regardless of who gets put in the White House. We think we will be able to more than enough with our TV campaign and it's a lot different approach this year with a lot of item and price callout, more of a call to action.

So a different approach than the singing, dancing ladies that we did last year, so a much more aggressive campaign there. And obviously, we've got a strong print campaign behind that along with a very powerful email campaign with strong offers. So we feel good about the quarter in general. We are planning for a difficult first two weeks in November.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

First off, I'd say I'm glad we no longer report monthly comps because I do think there is going to be some dislocation in the last couple weeks of October and the first two weeks of November that's going to cause people to be certainly anxious.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

As David said, we looked at that proactively. We've moved our television out of those weeks and into the latter part of November and December and heavied up those weeks where appropriate; much more direct call to action. And then again, we will utilize our expansive Rewards loyalty program from an email perspective also to be very, very sharp on what promotions or what activity is going on in the store.

Again, we don't believe it makes sense for us and probably most people to plan much from a TV perspective end of October, beginning of November, because you will likely get bumped off those spots. So that's how we are approaching it, David.

David Mann - Johnson Rice & Company - Analyst

Thanks. That's very helpful. Good luck in the back half.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Wanted to go back to Furniture for a second; had a quick question, or a couple of questions actually, related to it. Have you noticed any changes in what's being bought; meaning are people starting to step up to the middle- to upper-end of the range because of the financing? Or are you seeing new customers come in, maybe like a trade-down customer, or any other shifts within the spending that you can see that are indicators of what's driving that business maybe?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Yes, I think that's a great question. The Furniture side of our business, I think we certainly are seeing the basket grow. We are seeing steady progress on how much is going into the basket through both financing programs, which is very encouraging. But I would take a step back and suggest that as much as anything, some of that might have to do with product. Martha talks a lot in our weekly meetings about some of the good early selling on newness that we have delivering for the back half of the year, both in different styles and colors along with price point.

So price point is certainly a part of that, Joe. But I think it starts with the product and the newness that's being delivered, and with that comes a better retail because there's a higher expectation from the customer. So that's helping our basket.

Clearly all the work that Nick and his team are doing around sales training and encouraging that bigger basket and attachment to Soft Home is also helping. So much as with every project we've got going on in the Company, it's very collaborative and everybody is contributing to the success.

David Campisi - Big Lots Inc. - President and CEO

Joe, I will just add onto that a little bit to what TJ said about Martha and the fashion uptick that we are seeing in the business. She gets very excited when we meet every Monday to talk. For the first time in the Company's history we are actually selling someone something other than brown in our Upholstery department and so when you visit the stores and you see the gray sofa it's fantastic and it's selling very well, much better clip than she or any of the team expected as well as Lisa.

The other thing I would tell you that's happening in there is we are now in that mattress-in-a-box business and the performance of that caught us completely off guard and it's been really, really fantastic both online and in store, and we are probably going to run out of inventory until I think we get back into business in November.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

So when you kind of look at Mattresses and that team, we've got a terrific buyer in there, and she is so passionate about what she does, but we have those Serta Top to Tops and we just had one in here I don't know two weeks ago or so and one of the things that's very apparent is Big Lots is totally outpacing the industry with all brands, whether it's Serta, Seeley, Tempur-Pedic and Select Comfort, we are outperforming on a comp basis significantly.

So what we are seeing there, certainly we have that opening price point business that separates us from the specialty guys for sure, but we believe we are continuing to gain market share in that business as well. So we don't always talk about that. It's not the sexiest part of Furniture, but it's a critically important business that we are starting to become a force out there at retail.

Joe Feldman - Telsey Advisory Group - Analyst

That's helpful, guys. Thanks. If I could follow-up, another product question. I know you've talked a lot about grocery and consumables and some of the changes you've made. I guess I'm wondering, you made a comment though that you missed out on some closeout items and if I heard it correctly. And I guess my impression was that over the past couple of years we've shifted well away from closeouts within grocery and having a much more consistent offering. So could you just help reconcile that? And then one other little piece of it, any impact of deflation in food in the quarter?

David Campisi - Big Lots Inc. - President and CEO

I will take part of it. I'm sure TJ will talk a little bit about deflation. But, Joe, what I was referring to -- and by the way -- both Food and Consumables are the really only businesses today and the Company that we buy closeouts. It's still one-third of their business and so what I'm referring there is within each category, whether it's canned, or pasta or beverages, and on and on and on, those are the categories that are critically important, they are high-volume and yes, we have a nice penetration there of probably one-third of that is NVOs and then the rest of it is closeout and in-and-outs.

But just taking candidly our eye off the ball and not managing those businesses below the line causes us to miss some opportunitie,s and we are going to get back in business. It's just that simple. But it is still a critical closeout category. That's clearly as I've said for years, it's really our only differentiator in Food and Consumables is the players that we buy from separate us from our competition because of that closeout penetration.

And then of course you are right, Joe, she dinged us for not having ketchup and mustard in our assortments, and we've course corrected all that as well. But this is just misses on some buys and we will get it straightened out.

As far as the rest of your question, TJ, I don't know if you want to add to it? It's hard to see this, everybody talking about the deflation and so on but again, as you know we are not a traditional grocery consumables retailer. Everybody is talking about it. Obviously I saw a big article on Kroger talking about it. Candidly I don't want to use stuff like that as an excuse. Kroger has figured out how to have 50 consecutive quarters of positive comps including this last quarter, so we just have to be steadfast on what we do and not worry about things like that.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

I think the important part there, Joe, is there is a process in place where the BPARM teams are constantly in store walking our stores and walking the competition and understanding the pricing environment, and we react accordingly. I haven't heard any significant chatter about needing to change from a pricing perspective, so that suggests to us we are doing just fine there. And then obviously, if we need to adjust price, we will adjust price. Value is very important to Jennifer. We can't compromise that. But currently, we are not feeling that same level of concern or angst around pricing or deflation.

Joe Feldman - Telsey Advisory Group - Analyst

Great. Thanks, guys. Good luck this quarter.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

Operator

Matthew Boss, JPMorgan.

Matthew Boss - JPMorgan - Analyst

If you broke down this quarter's comp, how did the comp progress throughout the course of 2Q? And just given the commentary on potential election impact it sounds like towards the end of the quarter, is it fair to say you are running above the flat to 2% guide here in August? Any color would be great.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Sure, Matt. I guess from our perspective, second quarter trends I will say were different than normal, meaning the month of May was actually down to last year and that's all about the Memorial Day shift. Our strongest comp was the month of June. Again, all about the Memorial Day shift and July was a positive comp right in the middle of our range. So no concerns there from a cadence perspective.

The month of August is in line with our guidance that we just provided. So we feel comfortable that even though we still have significantly less clearance activity happening in our stores today in the month of August, we are able to deliver month-to-date comp that's in the middle of the range. So we feel very good about that. Obviously as the quarter goes on, clearance from prior season means less and that's where the early-season deliveries of fall product, whether it's in Seasonal, Soft Home or even in Furniture, we are encouraged by those signs. It gives us the confidence that we should be able to deliver our 11th consecutive quarter of positive comps.

Matthew Boss - JPMorgan - Analyst

Great. As we think beyond comps expected 1% to 2% this year, I know you don't want to get into formal guidance on out years but I guess are there any categories you see accelerating from today's growth rates as we just think about Food, Home, Furniture, Seasonal as we head into next year and beyond?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

I think -- this is the finance guy talking -- but I think -- I know our strategy in an our SPP discussions are squarely focused on growing our Ownable businesses and our Winnable businesses, and I would suggest to you that our Ownable businesses will probably outpace the Company, and Winnable businesses will probably support the Company or maybe be slightly better. Furniture, Seasonal, have to continue to grow at a higher clip than what the Company is and that's where we really see the opportunity. Jennifer is telling us consistently quarter after quarter she likes what we are doing in that space, and we see no reason why that shouldn't continue past fourth quarter and into the next year here. That's how we are planning the business.

David Campisi - Big Lots Inc. - President and CEO

And I would just add to that, Matt, that our approach, as I said before, to how we run the business, is a 180 from the way we used to do it. As TJ said, we strongly believe in Ownable, which is Furniture and Seasonal. But the relationships that we have built and continue to build in Furniture as an example, we have quarterly meetings with the big brands and the support that we are getting from them to drive the business is significantly different than it used to be and we are into the details. And we have plans where we used to not have vendor plans. It was just sort of a crapshoot.

We have a strategy with Serta that says Martha and her team are going to hit a number in the next four years. That is a big number, and we have everybody focused on it, KRA teams assigned to it from stores organization knows what their role is to the corporate office here and the distribution

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

centers. And so it's an approach that's aggressive but very very much a cross-functional approach to how we buy, how we execute in the stores and how we market the categories. We talk a lot about one of our differentiators in Furniture is you can buy it today and take it home today. And I can't overemphasize what a differentiator that is for BIG versus our competition.

So that's why we are razor-focused on those Ownable, and then when you go over and you look at that Seasonal business whether it's in the spring with lawn and garden and patio, I can't overemphasize the strength that we have there from an execution point of view in-store, and in the back half of the year, the way we execute trim in lighting every tree and every animated item, is next to the best practice in the retail industry. So that's where we win and she is voting big time.

So we will continue to grow those businesses over the next three years. That's part of the 2017, 2018, 2019 SPP that we hope to present to you guys early next year, and very confident that we are going to continue to grow those categories.

Matthew Boss - JPMorgan - Analyst

Great. Good luck, guys.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Most of my questions have been asked but just a few quick ones. Perhaps first, TJ, could you break down maybe in a little bit more detail for us the gross margin gain this quarter, to what extent, what percent of it perhaps came more from the early sellthrough of the Seasonal and break down some of the buckets for us so we can better model going forward.

Second, on the credit card rollout, it would be very helpful if you can just give any early color on maybe what is in the basket of those that have adopted that card. How does that basket size compare to your average?

And then lastly from me would be, any color, David, on customer feedback with your website. What do they like? How has the shipping experience been? I would just be interested in feedback there.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Paul, I will try to hit the first two real quick. From a gross margin standpoint, we isolated the three key factors for you, sellthrough and a lower markdown rate on Seasonal; the improvements in IMU, and then also the improvements in freight. And while I'm not going to go down to isolating how many basis points came from each one because some of them do cross over into each other, I would just tell you that obviously the second two, the improvements in IMU and the improvements in freight carry over into the back half of the year.

The sellthrough on spring product obviously we are through most of that. We really don't have a lot left in store. So the last two factors certainly carry forward into the back half of the year which again gives us the confidence that we've got the flexibility to do what we need to do in third quarter and in fourth quarter to drive those positive comps.

I guess the second question on the credit card and size of basket, I think we've mentioned on this call before an average Furniture basket is in the $200 range. Easy Leasing is probably in the mid-$600s at this point, if not slightly higher. The average credit card basket is going to be in that $500 to $600 range as well again, with our store associates using the same tools from a sales training perspective to try to build that basket.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

So we are very encouraged. It's another way of trying again to grab wallet share while the customer is in our stores. It's been very well received. There's a lot of momentum behind it at store level and importantly for us the number of applications that we are seeing is mirroring if not exceeding the goals that we set for most stores in most regions. So the stores are bought in and it is off to a good start for us.

David Campisi - Big Lots Inc. - President and CEO

Paul, it's David. So to answer your question on the eCommerce and the website, she clearly loves the Ownable businesses and the business early on with Seasonal is very strong and also Soft Home is continuing to gain momentum with the online transactions. And what I would tell you is, the experience -- she's very happy with that. What we learned early on is that the convenience businesses she's not interested, not so much. And what I mean by that is, I will give you an example. When we talk about our mission statement of surprises in every aisle, every day, some of the categories that are those businesses that we down trended, whether that was toys or accessories or electronics, in the business, a lot of those categories are not top-of-mind for Jennifer. So an example of a category we put online was sandals. Well, they didn't do so well. So we learned a lot about that because we sold them incredibly well in the stores. That team produced double-digit increases in albeit a smaller business to the total company, but online not so much.

And I always tell our team the reason that is, when she wakes up in the morning she doesn't look to us for I'm going to go to Big Lots to buy a pair of $8 sandals. It's just that simple. So those kind of transactions happen in brick-and-mortar clearly by them coming in for some other Ownable or Winnable category, and then they happen to see it and they buy it. So that was a big learn for us.

And as far as the learnings on shipping, we have an incredible amount of detail and obviously when we are not really doing anything, we don't have an ad, the transactions aren't very high and when we start to use promotional shipping along with promotional offers, the thing doubles and triples. The lift we get is all the way up to five times. And so I would tell you that Lisa and TJ, Andy, Carlos and a few other folks and Carlos' team that are involved in the fulfillment side of the business and shipping, they meet I think it's every Tuesday I believe -- is that correct?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Tuesday for lunch.

David Campisi - Big Lots Inc. - President and CEO

They meet every Tuesday, that team, and they discuss what we are going to do for shipping for the next week and what type of offers we want. So it's very, very carefully managed by a very talented team of executives, and I have all the confidence in them. They will continue to tweak that. But she clearly responds to whether it's free shipping or other types of shipping offers along with promo, including like a Buy More, Save More.

So again, we are crawling, and we will continue to do that so that it's not material to the total business, but we are learning a lot and we are very excited about it. We think there's a lot of positives when -- we actually talked a lot about this with the Board yesterday. There's a lot of positive things we are learning. Again, I mentioned earlier that the value we are getting from the customer, the Jennifer who is shopping both online and brick-and-mortar, TJ, I don't remember the exact number but it's a bigger basket by far.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Yes. Again, it's very, very early, Paul. But as David mentioned, we spent a significant amount of time on this yesterday with the Board when they were here, and they walked away very positive about some of the early learnings. I think one of our Board members put it best and I will steal a phrase from her is that -- through our online efforts, we are creating a sense of community or providing a way for us to enhance the brand while also trying to do some commerce at the same time. And I think that's very well put. We are learning a lot about her. She clearly wants a deal, whether it's a shipping promotion or merchandise promotions, Jennifer is looking for deals and we've had some great deals on the website.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

She loves to search. She is searching all the time on our website, whether we carry the product for sale or not, some of the most often searched categories -- like for instance we've already had a significant amount of search on fireplaces and it's the middle of August and she's out on our website looking for fireplaces. In fact, I think Andy mentioned the other day, Andy Stein, not Andy Regrut, who you guys know, but Andy Stein, our Chief Customer Officer, told us the other day we've already sold a handful of Christmas trees off the website and it's the middle of August. So clearly she is planning ahead.

She's looking for value. She's looking for a great deal and we've had some very early good successes on the website. Very similar to retail operations. We sold out of a fair amount of our seasonal product too early. We limited our volume opportunity in second and early third quarter because we didn't have as much seasonal product as she wanted to buy. That's a good thing. We will go back and pick up that volume next year, for sure.

The average order value has surprised us to the upside. That's a positive. As David mentioned, we have, I will say a smaller group that meets every week, and I've joked it's my favorite meeting of the week. It's my favorite meeting. I don't know if it's the favorite for everyone else in the meeting because we ask a lot of questions because we are trying to learn about how to best go about this go-forward.

So a lot of good early successes, Paul, both from an operational standpoint and how we ship product and how we -- the processes we have back in the distribution center. That's a great learning in and of itself. So we are doing all this ourselves. We elected early on not to use a third-party to ship product. Well, I'm certainly glad we made that decision because as David mentioned, some of the convenience businesses Jennifer is not as interested in buying online. Well that was easy for us to move product out of our eCommerce DC into the retail DC. I say easy. It was a lot of work for Carlos and his team but we were able to do it very efficiently rather than if we had a third-party helping us.

So a lot of really key learnings, Paul. It's still very early. I think to a certain extent our crawling has served us very, very well. And we've got a fence around this and to a certain extent our crawling has limited some of our volume opportunities and that's okay. We've learned from it and we will pick them up next year. So hopefully that helps you.

Paul Trussell - Deutsche Bank - Analyst

Thanks for the color. Appreciate it, guys. Good luck.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

A couple of real quick ones for you. First off, can you talk about the approval rate on the private-label card? I know that in the latest quarter Alliance Data Systems called out some increase in delinquencies and I'm wondering if that may have affected the 40% to 45% approval rates you were seeing in the test stores?

And secondly, and David mentioned the bed-in-a-box, I think it's kind of a neat product and I saw it in a couple of stores and I'm wondering, your partner-vendor there looks like it's a start-up company. Can they fulfill -- will they be able to fulfill for you? Do you have an exclusive with them, or are you looking at taking on other vendors as well in that category? Thanks.

David Campisi - Big Lots Inc. - President and CEO

I will answer the bed-in-a-box piece and then I will turn over the approval rate to TJ. Jeff, it is a young company but very well financed and it's not an exclusive program with us. But I would tell you that I met with the CEO here back in July and had a terrific conversation with him and it's

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

well-capitalized. And they ship the product and obviously the price points are very compelling. We don't see any significant issue from that standpoint.

But I would tell you that we are also looking at opportunities with some of our other branded vendors, probably late fourth-quarter potential opportunity with the team. There is nothing firm there yet, so I don't want to come out and tell you which brand we are focused on. But you could probably figure that out based on the knowledge you have of the business. So it won't be just one, but at those price points, it's been incredibly well received and we will continue to work with the current vendor and he's a very, very solid guy and a very solid company. So no concerns there. And again, some of the bigger brands are working to get themselves in that business. Big Lots will be first in line.

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Second part of your question, Jeff, the approval rate. We continue to see in the 40%s, even last week, even month-to-date, so we are not necessarily seeing any change from that perspective. We monitor it every week. We are monitoring again applications and approvals by store, and we are not seeing any kind of reason for us to be concerned from an approval standpoint with the new private-label credit card.

Jeff Stein - Northcoast Research - Analyst

Great. Thank you.

Operator

Laura Champine, ROE Equity Research.

Laura Champine - ROE Equity Research - Analyst

Good morning and congratulations on a really strong gross margin quarter. I know that the Company has worked a lot on consistency, particularly on the comp line and not so much on the gross margin line it seems. But what should we be able to expect long-term in terms of gross margin expansion? And, TJ, maybe a way to cheat to get there would be to tell us how much the inventory issue and the excess full-price selling helped in Q2?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Thanks for the question, Laura. Again, the three key reasons why margins improved so much in the second quarter we've talked about a couple of times and the markdown or the higher sellthrough was certainly one of those. Again, I'm not going to quantify each of the three. I would just suggest that clearly the IMU lives on. We've delivered the product for fall, or we have our imports pointed at us. We have a very good understanding what the IMU is going to look like. We have a very good understanding of what our freight contracts look like and that's, again, what gives us the confidence in the back half of the year to forecast gross margin expansion.

Now obviously as we go into 2017, we are going to have to figure out a way to comp those numbers, or maintain, or grow those numbers but that's what we get paid to do and I'm comfortable that looking at least our spring plan that we are well on our way to maintaining the strength in margin here. So that's a very good thing for us, Laura.

Again, I want to emphasize one thing and that is that the rate of improvement we are seeing in gross margin is not about price. We are not raising prices to get there. We have to provide great value to Jennifer. This is all about activity that, candidly, she never sees. What we pay for product, she doesn't see our freight rates. Obviously, we continue to be very promotional during the quarter so she's not seeing any real change in terms of that great price/value relationship that she's always come to expect from us. We are doing a better job -- did a better job in the quarter, doing a better job year to date managing the overall costs that's really driving the margin rate improvement.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

Laura Champine - ROE Equity Research - Analyst

So maybe another way to tackle it would be, it sounds like you expect a little bit of a step down in terms of rate improvement in Q4, although you've got an opportunity given the comparisons to comp better in Q4. So assuming that you are projecting a step down in gross margin rate improvement in Q4, what would be driving that?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

I guess we had a pretty solid fourth quarter last year, Laura, in terms of gross margin performance and overall P&L performance. So I think clearly we are very -- we had a very strong trim business last year and we are now up against that. So we feel very good about what we have to offer but there's probably a little bit of caution there from a margin rate standpoint.

I guess the other point I would mention is particularly on the freight side and the import business that we are in, we are at our peak right now in terms of receiving import goods and obviously receiving some of the freight benefit. This is like the Super Bowl for our distribution centers and our planning and allocation team in terms of receiving and getting product out to the stores. So to the extent that we are flowing more import product right now, obviously we've got a better opportunity for freight benefit in third maybe than fourth.

But again, we are not managing to a rate. I want to re-emphasize here. We are not managing to a rate. We are managing to what is the right overall cost to the business, when does the product need to be there, how do we need to flow it so that Jennifer will be happy when she comes in the store.

So I guess that's about all I can say at this point.

Laura Champine - ROE Equity Research - Analyst

Great. Thank you.

Operator

Shaun Cross, Barclays.

Shaun Cross - Barclays Capital - Analyst

Could you discuss the attachment rate between Soft Home and Furniture? Where is this now and where do you think this can go over time?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Thanks for the question. I guess it wouldn't be our preference to get into sharing those kind of metrics. I think when you and Karen were here we talked a lot about the opportunity in Soft Home and attaching to Furniture, so much to the extent that we actually have -- it's a group of people working on just that project within the Furniture KRA, or within the KRA process. I would just say it's a low number today based on our understanding and what's possible out there and the team is very focused on growing that.

Again, it's an easy attachment through Easy Leasing, certainly an easy attachment opportunity through the Big Lots credit card program. Stores understand it. Our team is focused on it. We are looking at different testing ideas in the back half of the year. I will just leave it at, it's a focus and a big opportunity we think go-forward, not just for third or fourth quarter but for the foreseeable future as part of the next three-year plan.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

Shaun Cross - Barclays Capital - Analyst

Okay. And then for my follow-up, it seems that eCommerce may be doing a bit better than you expected. So do you think the sales and operating loss figures you gave earlier in the year for this business are still in the right ranges?

Tim Johnson - Big Lots Inc. - EVP, CAO and CFO

Shaun, I would think about it this way. There is been a lot of good, early learnings. From an overall volume standpoint, we are actually trending a little below our internal plan -- we are trending below our internal plan. Please understand, it's a start-up business. So we put a plan in place based on some estimates and right now we are trending below that.

From an operating perspective and kind of what kind of an impact is it having on the P&L, obviously you can see from our forward guidance we really didn't change the back half of the year. We maintained the back half of the year, so any kind of shortfall in volume is not significant enough to change our outlook for fall. I think, I will reiterate what I said earlier, we have very good governance around the eCommerce business and process, both from an inventory standpoint, from a margin standpoint, from a cost standpoint. It's not a distraction for our brick-and-mortar team today. There's a separate group of eCommerce associates focused on it. They are working extremely hard. They are doing a great job. We've learned a tremendous amount, and we are still very excited about the opportunity for Jennifer.

She asked for us to go online and sell products, she told us we needed to be online. We are reacting to what she wants from us. We think it's a way to enhance our brand. Certainly it's a way to encourage that community on the website. The new website looks great in terms of how clean it is and how easy it is to navigate. So there's really a lot of good things happening in that space. That's the excitement that we have, Shaun. Again, the overall impact to the P&L is small. We gave you early guidance on that. We are trailing that by a little bit but obviously it's not changing our forward view of the fall season or our forward view of how important eCommerce is to Jennifer.

Shaun Cross - Barclays Capital - Analyst

That's helpful. Thanks, TJ.

Andy Regrut - Big Lots Inc. - VP of IR

Okay. Thank you, everyone. Matt, will you please close the call with replay instructions?

Operator

Certainly. Ladies and gentlemen, a replay of this call will be available to you by 12 Noon Eastern today. The replay will and at 11:59 PM Eastern Friday, September 9, 2016. You can access the replay by dialing toll-free from the US and Canada 888-203-1112 and enter replay passcode 224796 followed by the # sign. And internationally 719-457-0820 and entering replay passcode 224796 followed by the # sign.

This concludes today's presentation. Thank you for your participation. You may now disconnect.

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AUGUST 26, 2016 / 12:00PM GMT, BIG - Q2 2016 Big Lots Inc Earnings Call

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